Exhibit 10.1

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

DATED SEPTEMBER 1, 2006

RONALD P. VARGO

Pursuant to the terms of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, you have been granted time-vesting restricted stock units of EDS Common Stock, subject to restrictions described in this agreement:

RSU Award

XX,XXX

This grant is made pursuant to the Time-vesting Restricted Stock Unit Agreement dated as of September 1, 2006, between EDS and you, which Agreement is attached hereto and made a part hereof.

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

TIME-VESTING RESTRICTED STOCK UNIT AGREEMENT

 This Time-vesting Restricted Stock Unit Agreement (herein called the "Agreement") is made and entered into effective as of September 1, 2006 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and, when fully executed thereby in accordance with Section  11(l) of this Agreement,  the employee of EDS (or any of its subsidiaries) whose printed name is set forth on the cover and whose printed name and signature are set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

1.         Award of Time-vesting Restricted Stock Units.  In order to encourage Grantee's contribution to the successful performance of the Company, Grantee's agreement not to disclose confidential and proprietary information relating to EDS and/or its clients, and in consideration of the performance of future services of Grantee to the Company, EDS hereby awards to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, Time-vesting Restricted Stock Units representing the right to acquire the number of shares of Common Stock delivered contemporaneously with this Agreement to Grantee, subject to the conditions, restrictions and limitations set forth below and in the Plan (the "Restricted Stock Units"). Grantee hereby acknowledges and accepts such grant and agrees to acquire the Restricted Stock Units and the shares of Common Stock covered thereby upon such terms and subject to such conditions, restrictions and limitations contained in this Agreement and the Plan.

2.                   Vesting.

(a)         Subject to the termination of the Restricted Stock Units or the earlier vesting of the shares (or a portion of such shares) covered thereby pursuant to Paragraph 3 below, Grantee shall become vested in and entitled to receive shares of Vested Stock (as hereinafter defined) on each Annual Vesting Date (as hereinafter defined), to a fourth (1/4) of the total number of Restricted Stock Units covered thereby.

(b)        Subject to the earlier termination of the Restricted Stock Units or the earlier vesting of the Shares covered thereby pursuant to Paragraphs 3(a) or (b) below, Grantee shall become vested in one hundred percent (100%) of the Restricted Stock Units no later than the fourth Annual Vesting Date following the Date of Grant.

(c)        Notwithstanding the provisions of Paragraphs 2(a) and (b) above and Paragraph 3 below, Grantee shall become vested in some or all of the Restricted Stock Units as of such date or dates as may be expressly determined by the Committee in its sole discretion.

3.         Effect of Certain Events.

(a)        With the exception of any Restricted Stock Units that may vest to Grantee pursuant to the terms of Grantee's current Executive Severance Benefit Agreement or Change of Control Employment Agreement (or pursuant to the terms of any successor severance or change of control agreements), if Grantee's employment with the Company is terminated at any time prior to 5:00 P.M., Plano, Texas time, on the fourth Annual Vesting Date for any reason (including without limitation a voluntary or involuntary termination) other than death, Total Disability, or voluntary resignation on or after attaining age of 62, then the Restricted Stock Units and Grantee's right to receive additional shares of Vested Stock hereunder shall terminate, without any payment of consideration by the Company to Grantee, unless expressly determined otherwise by the Committee, in its sole, absolute and unfettered discretion.

(b)        If Grantee's employment with the Company is terminated prior to 5:00 P.M., Plano, Texas time, on the fourth Annual Vesting Date because of death, Total Disability (as hereinafter defined), or voluntary resignation on or after attaining age of 62, then, all Restricted Stock Units covered by this Agreement shall become Vested Stock.

(c)        If Grantee's employment with the Company is not terminated, but the scope thereof is voluntarily modified as a result of a leave of absence, reduction in work hours below that typically expected of a full-time employee or similar modification, then, unless expressly determined otherwise by the Committee in its sole discretion, the Restricted Stock Units shall cease to vest pursuant to Paragraph 2 above on any Annual Vesting Date during the period that such modification of employment remains in effect.  Vesting shall resume after Grantee returns to work hours expected of a full-time employee, with the appropriate number of shares becoming vested as if the Grantee had not had a reduction in work hours.

4.         Restrictions on Transfer.  Except as provided in Paragraph 14 of the Plan, the Restricted Stock Units granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 5 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

5.         Beneficiary Designations.  Grantee may file with the Secretary of EDS, on such form as may be prescribed by EDS, a designation of one or more beneficiaries (each, a "Beneficiary") to whom shares otherwise due Grantee shall be distributed in the event of the death of Grantee while serving in the employ of the Company.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Secretary of EDS.  If any designated Beneficiary survives Grantee but dies before receiving all of Grantee's benefits hereunder, any remaining benefits due Grantee shall be distributed to the deceased Grantee's estate.  If there is no effective Beneficiary designation on file at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the payment of any remaining benefits shall be made to Grantee's estate.

6.         Withholding Tax Requirements.  Following such date on which shares covered by the Restricted Stock Units shall have become Vested Stock pursuant to this Agreement, EDS shall deliver to Grantee a notice specifying such amounts as Grantee is required to pay to satisfy applicable tax withholding requirements.  In the event that the Company does not exercise its right to withhold shares of stock at the time of vesting to cover such tax withholding requirements as provided in the Plan, Grantee hereby agrees that Grantee shall either: (i) deliver to EDS by the due date specified in such notice a check equal to the amount set forth in such notice or (ii) make other appropriate arrangements acceptable to EDS to satisfy such tax withholding requirements.  Failure by Grantee to comply with the foregoing shall entitle EDS, in its sole discretion, to authorize the sale of a sufficient number of shares of Vested Stock owned by Grantee in order to satisfy such withholding requirements; provided however, that the Company shall not be liable for determining the exact amount of such taxes, for selling shares in excess of that required to satisfy such tax obligation, nor for obtaining the highest sales price for any such shares.

7.         Sale and Issuance of Common Stock.  Grantee agrees that Grantee shall not sell the Vested Stock and that EDS shall not be obligated to deliver any shares of Common Stock if counsel to EDS determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of EDS with, any securities exchange or association upon which the Common Stock is listed or quoted.  EDS shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.  Subject to the foregoing and upon written request of Grantee, the Secretary of EDS shall cause certificates for those shares of Vested Stock which Grantee is entitled to receive pursuant to this Agreement to be delivered to Grantee; provided, however, that the Company shall not be required to deliver certificates for such Vested Stock until Grantee has complied with his or her obligations to satisfy the applicable withholding tax requirements pursuant to Paragraph 6 above.

8.         Prerequisites to Benefits.  Neither Grantee nor any person claiming through Grantee shall have any right or interest in the shares of Common Stock covered by the Restricted Stock Units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.  Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this Restricted Stock Units Agreement and an executed Equity Related Agreement (as hereinafter defined).

9.         No Rights as a Stockholder Prior to Vesting; Payment of Dividend Equivalents.  Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Units until such shares have become Vested Stock pursuant to Paragraphs 2 or 3 above. The Grantee shall be entitled to receive dividend equivalents in respect of the shares of Common Stock covered by the Restricted Stock Units to the extent that such shares were not Vested Stock on the corresponding record date for such dividend payment (and provided that such record date was on or after the Date of Grant).

10.        Certain Definitions.  For purposes of this Agreement, the following additional definitions shall be applicable:

"Annual Vesting Date" shall mean with respect to any year, commencing in the year following the Date of Grant and ending in the fourth year following the Date of Grant, the anniversary day of the Date of Grant on which the New York Stock Exchange shall be open for trading (or on the preceding business day if there shall have been no trading on the anniversary date).

"Equity Related Agreement" shall mean an agreement between the Company and the Grantee associated with the grant of Shares evidenced by this Agreement which contains terms, condition and provisions regarding one or more of (a) competition by the Grantee with the Company; (b) maintenance of confidentiality of the Company's and/or clients' information; and (c) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the grant evidenced by this Agreement.

"Total Disability" shall be determined by regulation of the Committee from time to time in its sole discretion.  In the absence of any such express determination by the Committee, Total Disability shall have the meaning specified in the EDS Long Term Disability Plan or as specified under applicable law.

 "Vested Stock" shall mean shares of Common Stock covered by the Restricted Stock Units awarded pursuant to this Agreement which at the time in question have become Vested Stock pursuant to the terms of this Agreement which Grantee is entitled to receive and which are registered in Grantee's name or otherwise issued for the benefit of Grantee.

11.        Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of Plan and Prospectus.  Grantee acknowledges receipt of a copy of the Plan, together with the Prospectus relating thereto and to the Common Stock. Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)       Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted Grantee hereunder.

(c)      Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Committee, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code.

(d)       Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(e)        Notices.  Any notice under this Agreement to the Company shall be addressed to the Secretary of EDS at 5400 Legacy Drive, Plano, Texas 75024-3199, and any notice to Grantee shall be addressed to Grantee at the address listed within the Company Grantee records system.  However, either party may at any time notify the other in writing of a new address for such purpose.

(f)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(h)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(i)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which EDS has its principal business headquarters.

(j)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has complete discretion as to whether or not to make any determinations hereunder and to the extent it does so make any determinations, such determinations are final.

(k)        No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

            (l)         Validity of Agreement.  This Agreement shall be valid, binding and effective upon EDS at Date of Grant. However, the grant contained in this Agreement shall be forfeited by the Grantee if this Agreement is not duly executed (whether manually and/or by an electronic signature acceptable to EDS) by the Grantee within a reasonable period of time after the Date of Grant, which EDS will consider to be within 60 days after the Date of Grant.

(m)       Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(n)        Acquired Rights Waiver.  I understand that under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation ("Plan"), grants of Restricted Stock Units under the Plan are made at the complete discretion of EDS pursuant to the Plan.  I understand that the Committee (as defined in the Plan) has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  I understand that I do not acquire any additional rights as a result of being eligible to participate in the Plan.  I do not expect that any future grants will be made under the Plan, or any other plan, nor do I expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make to me in the future.  I have been provided with a description of the Plan, and I have read that description.  I fully understand my rights under the Plan, and in particular that Restricted Stock Units granted under the Plan are non-transferable, except as provided under section 14 of the Plan and section 4 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right. I acknowledge and agree that the Restricted Stock Unit grant is not part of my current employment compensation and that neither eligibility for, nor participation in, the Plan guarantees any right to future employment with EDS or any of its subsidiaries or affiliates.

(o)        Data Protection Waiver.  I understand and consent to EDS or its agents or independent contractors appointed to administer the Plan obtaining certain of my personal employment information required for the effective administration of the Plan and that such information may be transmitted outside of the country of my employment and/or residence.

This Time-vesting Restricted Stock Unit Agreement dated as of September 1, 2006, has been delivered to Grantee pursuant to authority granted to the Chief Executive Officer of EDS and can be accepted only by the signature of the Grantee and timely delivery thereof to EDS in accordance with Section 11(l) of this Agreement.

GRANTEE:

Ronald P. Vargo